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                                                                   Exhibit 10.12

                               Dated 18 April 2008

                      TECH LANDLORD (GER) QRS 16-145, INC.,

                             a Delaware corporation
                                  (as Landlord)

                                       and

                              ACTEBIS PEACOCK GmbH
                                   (as Tenant)

                                 LEASE AGREEMENT

          Premises: Graf-Zeppelin-Str. 9, 33181 Bad Wunnenberg, Germany
                    Lange Wende 41/43, 59494 Soest, Germany


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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1  Lease of the Premises ................................................     3
2  Definitions ..........................................................     3
3  Interpretation .......................................................     8
4  Lease Term ...........................................................     8
5  Transfer of Possession ...............................................     9
6  Rent .................................................................     9
7  VAT ..................................................................     9
8  Insurance ............................................................    10
9  Tenant's Obligations .................................................    13
   9.1   Rent and Other Payments ........................................    13
   9.2   Maintenance, Repair and Replacement ............................    13
   9.3   Alterations and Additions ......................................    14
   9.4   Signs and reletting notices ....................................    15
   9.5   Use, Occupancy .................................................    15
   9.6   Alienation .....................................................    15
   9.7   Entry ..........................................................    17
   9.8   Compliance with Law ............................................    18
   9.9   Outgoings, costs and fees ......................................    18
   9.10  Taxes; VAT .....................................................    19
   9.11  General restrictions concerning use ............................    19
   9.12  Indemnity ......................................................    19
   9.13  Environmental requirements .....................................    20
   9.14  Not to overload ................................................    21
   9.15  Compulsory Purchase ............................................    21
   9.16  Restoration ....................................................    21
10 Security Deposit .....................................................    21
11 Covenant of Quiet Enjoyment ..........................................    21
12 Intentionally Omitted ................................................    22
13 Events of Default ....................................................    22
14 General Conditions ...................................................    23
   14.1  Financing Bad Wunnenberg Premises Expansion ....................    23
   14.2  Surrender of the Premises ......................................    23
   14.3  Service of notices .............................................    23
   14.4  Entire understanding; Schedules ................................    24
   14.5  Severance ......................................................    24
   14.6  Governing law and jurisdiction .................................    24
   14.7  Non-recourse ...................................................    24
   14.8  Amendments .....................................................    25
   14.9  Successors and Assigns; Joint and Several Liability ............    25
   14.10 Requirement of Written Form ....................................    25

   Schedule 1 Property Allocation .......................................    27
   Schedule 2 Basic Rent and Provisions for Rent Adjustments ............    28
   Schedule 3 Improvements ..............................................    30
   Schedule 4 Corporate Covenants .......................................    31
   Schedule 5 Post Closing Obligations ..................................    33
   Schedule 6 Financing Building Expansion of Bad Wunnenberg.............    46


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THIS LEASE AGREEMENT is made as of 18 April 2008

BETWEEN:

(1) TECH LANDLORD (GER) QRS 16-145, INC., a Delaware corporation with an address c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, Second Floor, New York, New York 10020 (hereinafter referred to as the "LANDLORD"); and

(2) ACTEBIS PEACOCK GMBH, a company each with its statutory seat in Lange Wende 41/43, 59494 Soest, Germany, Germany and registered with the trade register maintained at the local court of Arnsberg under HRB 8075, (hereinafter referred to as the "TENANT");

the above companies hereinafter jointly referred to at the "LEASE PARTIES".

All of the terms of this Lease Agreement have been individually negotiated between the Lease Parties.

FOR GOOD AND VALUABLE CONSIDERATION RECEIVED THE LANDLORD AND THE TENANT AGREE AS FOLLOWS:

1    LEASE OF THE PREMISES

     1.1 The Landlord is the legal owner of the Premises as more fully described in Annex 1 hereto.

     1.2  The Premises shall include items (i), (ii) and (iii) of this Clause
          1.2 now or hereafter located thereon or therein and appertaining thereto: (i) the Land (as hereinafter defined) together with the Appurtenances (as hereinafter defined), (ii) the Improvements (as hereinafter defined), and (iii) the Fixtures (as hereinafter defined).

     1.3 The Landlord hereby demises and lets to the Tenant, and the Tenant hereby takes and leases from the Landlord the Premises for the term and upon the provisions hereinafter provided.

2    DEFINITIONS

     In this Lease agreement the following expressions have the following meanings:

     2.1 AFFILIATE means any company which owns or controls (the term "control" as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest if such Person is not a corporation), directly or indirectly, the voting rights over more than a 50 percent equity interest, beneficial or otherwise, in a party (any such company being a "Parent") or in which a party owns or controls, directly or indirectly, more than 50 percent of the voting rights or more than a 50 percent equity interest, beneficial or otherwise (the "Subsidiary") or in which a Parent or Subsidiary, directly or indirectly, owns or controls the voting rights over more than a 50 percent equity interest and the right to direct the management, beneficial or otherwise, which, with respect to the Landlord, may be by contract.

     2.2 ALTERATION OR ADDITIONS means all alterations and additions made to any part of the Premises including without limitation additions or alterations to the Fixtures, changes to the existing design or appearance of the Premises or any alteration in or extension to the electrical or other installations located in the Premises or the erection of any new building or other structures.

     2.3 APPURTENANCES shall mean all easements, rights-of-way and rights associated with the Land.

     2.4  BASIC RENT means the amount per annum set forth in Clause 1 of
          SCHEDULE 2 as increased in accordance with the provisions of SCHEDULE 2, and payable in accordance with Clause 6 of this Lease.

     2.5 BAD WUNNENBERG PREMISES means the portion of the Premises located in Bad Wunnenberg, Germany.


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     2.6  CASUALTY means any damage to, or destruction of either Related
          Premises.

     2.7 COMMENCEMENT DATE means the date the purchase price is paid under the Purchase and Sale Agreement.

     2.8 COMPETENT AUTHORITY means any national or local governmental agency, body or other entity having enforcement or regulatory powers in Germany in respect of any Environmental Law.

     2.9 COMPULSORY PURCHASE shall mean any expropriation or taking of all or a material portion of the Premises or either Related Premises, (i) by compulsory purchase or other proceedings brought by any authorized governmental or other public authority ("Enteignung") pursuant to any Law, which relate to the same, or (ii) by reason of any agreement with any purchaser in settlement of, or under threat of, any such compulsory purchase or other proceeding brought by a governmental body, agency or department, or (iii) a Requisition. The Compulsory Purchase shall be considered to have taken place on the date in which the decision enforcing the Compulsory Purchase, issued by a relevant authority, becomes final or on the date on which an agreement transferring the Premises (or portion thereof) to the applicable governmental authority is entered into.

     2.10 COMPULSORY PURCHASE NOTICE shall mean an official notice on the commencement of any proceeding for Compulsory Purchase.

     2.11 DANGEROUS SUBSTANCES means any substance (whether in the form of a solid, liquid, gas or vapour) the generation, keeping, transportation, storage, treatment, use or disposal of which gives rise to a risk of causing harm to man or to any other living organism or causing damage to the environment and includes (but without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste; all substances in the Tenant's fittings, plant, machinery and stock used for the Permitted Use will not be included in this definition of Dangerous Substances, provided that: (i) such substances are in common normal use for purposes analogous to the Permitted Use in terms of applicable technical standards, (ii) they do not exceed maximum quantities specified under applicable law, and (iii) they are properly secured and do not constitute a danger of any kind to anyone.

     2.12 DEFAULT AMOUNT means the aggregate of:

          (a)  the Prepayment Premium; and

          (b)  the Outstanding Amounts.

     2.13 ENVIRONMENTAL CONSULTANT shall mean URS Deutschland GmbH.

     2.14 ENVIRONMENTAL LAW shall mean (a) whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Dangerous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labelling, production, disposal or remediation of Dangerous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Dangerous Substance. The term Environmental Law includes inter alia, the Federal Emission Control Act ("Bundes-Immissionschutzgesetz BImSchG"), the Federal Soil Protection Act ("Bundesbodenschutzgesetz"), the Federal Water Protection Act ("Wasserhaushaltsgesetz"), the Federal Recycling and Pollution Prevention Act ("Kreislaufwirtschafts und Abfallgesetz"), the German Civil Code, including all regulations


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          (Rechtsverordnungen) which have their legal basis
          ("Ermachtigungsgrundlage") in the aforementioned statutes, each as amended and as now or hereafter in effect and any similar state or local Law.

     2.15 ENVIRONMENTAL PERMITS means any and all consents, permits or authorisations required under Environmental Law in connection with the Tenant's use and occupation of the Premises;

     2.16 ENVIRONMENTAL VIOLATION shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Dangerous Substance at, upon, under, onto or within any Related Premises, or from any Related Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within any Related Premises or which extends to any adjoining property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Dangerous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of any Related Premises, or which could result in a creation of a lien on any Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

     2.17 EUR (also EURO or E) means the single currency of the participating Member States in the Third State of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time.

     2.18 EVENT OF DEFAULT means any of the events specified in Clause 13.

     2.19 FIXTURES means all plant and machinery now in or serving the Premises including (but without limitation) all window cleaning plant and machinery, all electrical systems, all fire detection and fire prevention systems, and all related control or monitoring systems and installations and dock loading bays and together also with all plant and machinery which may from time to time be installed to replace any item of the foregoing, but specifically excluding all machinery and equipment used by Tenant in the operation of its business.

     2.20 GERMAN CIVIL CODE means the German statutory law for civil matters titled "Buergerliches Gesetzbuch" ("BGB").

     2.21 IAS means international accounting standards as issued by the Board of the International Accounting Standards Committee (IASC).

     2.22 IMPROVEMENTS means all buildings, premises, structures and other improvements constructed on the Land and any future improvements developed on the Land within the Term of this Lease in accordance with terms and conditions hereof.

     2.23 INSURANCE PREMIUMS means all sums payable by the Tenant pursuant to Clause 8.1.1 under relevant insurances.

     2.24 INSURED RISKS means the risks insured to be against under Clause
          8.1.1.

     2.25 INTEREST means the statutory interest pursuant to Section 288 of the German Civil Code.

     2.26 INVOICE means any invoice issued by the Landlord to the Tenant for the payment of the Basic Rent, the Outgoings, or other amounts to be paid by the Tenant to the Landlord under the terms of this Lease.


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     2.27 INITIAL TERM means Initial Term as defined in Clause 4.1.

     2.28 LAND means the parcels of land identified as Parcel A and situated in Bad Wunnenberg, Germany and identified as Parcel B and situated in Soest, Germany.

     2.29 LANDLORD means the Person first named herein as the Landlord and its successors and assignees.

     2.30 LAW includes any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in Germany (including zoning regulations) and any present or future directive, regulation, guideline, practice, concession, request or requirement issued by any German authority, as well as applicable European Union regulations, directives and treaties, including, but not limited to the German Civil Code.

     2.31 LEASE means this Lease Agreement, as the same may be amended in writing from time to time.

     2.32 LEASE YEAR means, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

     2.33 LENDER means any Person (and its respective successors and assignees) which may, on or after the date hereof, make a Loan to the Landlord (the Landlord will notify the Tenant of such Lender if the Lender is different from the Mortgagee).

     2.34 LOAN means any loan made by one, or more Lenders: (a) to the Landlord in connection with the financing of the Premises or, at any time, or from time to time, any increase in such loan or any refinancing of any such loan (which may include any increase in the principal amount thereof); or (b) to any purchaser in connection with the purchase of the Premises or the interests in Landlord or, at any time, or from time to time, any refinancing of such loan (which may include any increase in the principal amount thereof).

     2.35 MORTGAGE means any legal instrument which secures the Landlord's obligation to repay a Loan.

     2.36 MORTGAGEE means the holder of a Mortgage or similar lien (the Landlord will notify the Tenant about the establishment of the Mortgage or similar lien and such notification will indicate the Mortgagee).

     2.37 NET AWARD means the entire award payable to the Landlord by reason of a Compulsory Purchase or insurance proceeds payable by reason of a Casualty whether pursuant to a judgment or by agreement or otherwise, less any expenses incurred by the Landlord in collecting such award or proceeds.

     2.38 OFAC means the Office of Foreign Asset Control of the Department of the Treasury, codified at 31 C.F.R. Part 500 as defined in Clause 9.6.6.

     2.39 OUTGOINGS means all existing and future rates, taxes (such as local real estate taxes), fees, charges, payments by virtue of the right of perpetual usufruct, rental payments (if paid to third parties in connection with the use of the Premises), duties, charges, assessments, impositions and outgoings whatsoever, and all other expenses referring to or in relation to the maintenance, operation or management of the Premises, including, but not limited to, all rents and charges for water, sewer, utility and communication services relating to any of the Premises, including all costs and expenses listed in Section 2 Operating Cost Order ("Section 2 Betriebskostenverordnung") as well as costs and expenses for running, cleaning and maintenance of windows, window panes, fronts and exterior of the building, garage doors, technical admission systems, e.g. code card systems or other electronic systems, ventilation and air conditioning equipment, elevators and escalators, any interior or exterior pipes especially gas or water pipes, leads, wires, power circuits, ducts, taps, telephone and communication systems, heating systems, security systems, fire detectors, emergency power units, generators, air and water cleaning filters, snow and ice removal, street


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          sweeping and street cleaning, roof maintenance and repair, costs, for administration and administrative personal, security surveillance measures, lighting of the building, labeling of the building by exterior signs and all other public charges whether of a like or different nature, even if unforeseen or extraordinary and whether or not of a non-recurring nature.

     2.40 OUTSTANDING AMOUNT means the sum of any amount payable by the Tenant (including but not limited to the Basic Rent and the Outgoings) which is past due under this Lease and which is unpaid and all Basic Rent and Outgoings that would otherwise be paid in the future under the remainder of the Lease Term should the Lease terminate earlier than specified under this Lease Agreement.

     2.41 PARTIAL COMPULSORY PURCHASE means any Compulsory Purchase which relates to a non-material part(s) of the Premises.

     2.42 PERMITTED USE means light industrial and manufacturing (except for metal foundry) and other related activities, such as logistics and office use, to the extent permitted by Law or otherwise in accordance with Clause 9.5.1 of this Agreement.

     2.43 PERSON means an individual, legal person or other entity having no legal personality under the Law.

     2.44 PREMISES means the Premises defined in Clause 1.2.

     2.45 PREPAYMENT PREMIUM means any payment required to be made by the Landlord to a Lender under a Loan solely by reason of any prepayment by the Landlord of any principal due under a Loan and which includes all "breakage costs".

     2.46 PURCHASE AND SALE AGREEMENT means the Purchase and Sale Agreement by and between Landlord, as purchaser, and Arques Immobilien Wert GmbH & Co KG, as seller, with respect to the Premises notarized on 18 April 2008 by notary public Dr. Rippert, Wiesbaden, Germany.

     2.47 REINSTATEMENT VALUE means all costs (including non-construction costs) which would need to be spent in order to fully reinstate the applicable Related Premises to the physical condition (excluding the personal property of the Tenant used in the operation of its business) which upon completion shall comply with the requirements of this Lease.

     2.48 RELATED PREMISES means either the Soest Premises or the Bad Wunnenberg Premises, as the context may require.

     2.49 RENT means Basic Rent, VAT, Outgoings and any other amount payable by Tenant to Landlord under the terms of this Lease.

     2.50 RENT ADJUSTMENT means an adjustment of Basic Rent in accordance with the provisions of SCHEDULE 2.

     2.51 RENT ADJUSTMENT DATE(S) are as described in SCHEDULE 2.

     2.52 RENT PAYMENT DATE means (a) with respect to each payment of Basic Rent the first (1st) Working Day of each August, November, February and April during the Term, and (b) with respect to any payment of Outgoings which are payable to the Landlord (as opposed to a third Person) within ten (10) days following receipt of an Invoice and if such date is not a Working Day then it will be payable on the immediately preceding Working Day.

     2.53 RENEWAL DATE means the Renewal Date defined in Clause 4.2.

     2.54 RENEWAL TERM means the Renewal Term defined in Clause 4.2.

     2.55 REQUISITE NOTICE means a notice to the Tenant, seventy-two (72) hours before any entry is made on any Premises provided that in the case of an emergency no notice will be required.

     2.56 REQUISITION means any temporary requisition or confiscation of the use or occupancy of any of any Premises by any governmental authority, civil or military, whether pursuant to an


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

          agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

     2.57 RESTORATION FUND means the Restoration Fund as defined in Clause
          9.16.2.

     2.58 SOEST PREMISES means the portion of the Premises located in Soest, Germany.

     2.59 TENANT includes the Tenant and the Tenant's successors and/or assigns in title which are permitted by the terms of this Lease.

     2.60 TERM means Term as defined in Clause 4.1.

     2.61 TERMINATION DATE means the date of expiration or earlier termination of the Term.

     2.62 VAT means value added or similar tax which is payable by the Landlord on the Basic Rent, Outgoings (if applicable) or any other amount due from Tenant under the terms of this Lease.

     2.63 WORKING DAY means any day excluding Saturdays, Sundays and national holidays recognised by the laws of the Republic of Germany.

3    INTERPRETATION

     In this Lease:

     3.1 Where any act is prohibited, the Tenant will not allow or suffer such act to be done by someone under the Tenant's direction or control (which shall include any subtenant or assignee).

     3.2 The Clause headings (except for the definitions) are for ease of reference and shall not affect the interpretation or meaning of this Lease.

     3.3 References to Clause numbers or schedules or paragraphs in schedules mean the Clauses of or schedules to or paragraphs in schedules to this Lease.

     3.4 Words importing persons shall be construed as including firms, companies and corporations and vice versa.

     3.5 Words importing one gender will be construed as importing any other gender.

     3.6 Words importing the singular will be construed as importing the plural and vice versa.

     3.7 The words "hereof", "hereunder", "hereto", "herein", and similar words shall be construed as being references to this Agreement.

     3.8 Where German terms are used in brackets the meaning of the German term shall prevail.

4    LEASE TERM

     4.1 The initial term ("INITIAL TERM") of this Lease for the Premises shall be for a period of one hundred ninety two (192) months (the Initial Term, as extended by any Renewal Term, the "TERM"), commencing on the Commencement Date.

     4.2 Provided that if, on or prior to the date upon which the Initial Term is scheduled to expire (the "EXPIRATION DATE") or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th) anniversary and the tenth (10th) anniversary of the Expiration Date (the Expiration Date and each such anniversary being referred to herein as a "RENEWAL DATE"), Tenant shall have the right to extend the Term (each such extension, a "RENEWAL TERM") for an additional period of five (5) years with respect to each Renewal Term, notification to Landlord in writing at least twenty-four (24) months prior to the next Renewal Date that Tenant is extending this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any additional Renewal Terms). An extension of this Lease according to Section 545 German Civil Code due to continued usage of the Premises by Tenant is specifically excluded.


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

     4.3 Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Premises or
          (ii) to any set-off or abatement of any Rent.

5    TRANSFER OF POSSESSION

     5.1 The Tenant shall take possession of the Premises as of the Commencement Date.

     5.2 The Tenant is aware of and hereby acknowledges that there may be legal defects, and construction and environmental defects relating to the Premises including, but not limited to, defects assessed by (a) Technical Due Diligence Assessment of the Premises (Project Nr. 43884119; Final Reports dated 8 April 2008) carried out by URS (collectively, the "ENGINEERING REPORTS"), and (b) Environmental Due Diligence Assessment (Project Nr. 43884118; Final Report for the Bad Wunnenberg Premises dated 7 April 2008, for the Soest Premises dated 14 April 2008) carried out by URS (collectively, the "ENVIRONMENTAL REPORT"). The Tenant shall have no claims against Landlord with respect to any defects now or hereafter existing and accepts the Premises in their condition on the Commencement Date.

6    RENT

     6.1 The Tenant covenants and agrees that it shall pay the Basic Rent annually and proportionately for any fraction of a Lease Year from and including the Commencement Date and from and including each Rent Adjustment Date such other Basic Rent as may become payable under the provisions of SCHEDULE 2. Following the first rent payment on the Commencement Date (with respect to the period defined in the next sentence below), the Basic Rent shall be divided into four (4) equal portions and each portion will be paid quarterly in advance on each Rent Payment Date in every Lease Year. The first (1st) rent payment shall be made on the Commencement Date and shall be for the period from and including the Commencement Date to and including the Working Day immediately preceding the next following Rent Payment Date calculated on a daily basis.

     6.2 From and including the Commencement Date, the Tenant shall pay all Outgoings, interest, VAT and any and all other taxes or sums whatsoever as become payable or refundable by the Tenant to the Landlord under the provisions of Clause 9.9 of this Lease.

     6.3 The Tenant shall, if possible, ensure that direct contractual relationships are established between the Tenant and the contractor for the services included in the Outgoings. If direct contractual relationships between the Tenant and a contractor cannot be established, the Landlord and Tenant shall reasonably agree on the selection of a contractor and shall direct all such contractors to account on a monthly basis directly to Tenant (or shall provide copies on a monthly basis of any such accounting statements provided by such contractor to Landlord together with the applicable statement), payment of which shall be made by Tenant to the applicable contractor within thirty (30) days following receipt of an Invoice from Landlord or contractor, as applicable.

     6.4 The Tenant shall pay the Basic Rent reserved by Clause 6.1 and VAT by wire transfer or banker's standing order to a bank account or bank accounts (but not more than two (2)) either in Germany or, at Landlord's costs, another country which the Landlord has notified in writing to the Tenant.

     6.5 Any payments from the Tenant to the Landlord under this Lease (including the payment of the Basic Rent) shall be made against Invoices issued by the Landlord to the Tenant.

7    VAT

     7.1 In accordance with Sec. 9 of the German VAT Act ("Umsatzsteuergesetz") the Landlord has elected to waive the VAT exemption within the meaning of Sec. 4 No. 12a of the German VAT Act. The Tenant is aware of the fact that this requires the Tenant to use the Premises solely in its capacity as entrepreneur and for the purpose of creating turn-over that does not exclude pre-tax deduction and that in case of any sub-leasing of the Premises of any part thereof, the Tenant elects for VAT and agrees to impose the aforementioned obligations on any possible sub-tenant by way of a contract for the benefit of the Landlord (echter Vertrag zugunsten des Vermieters).

          7.1.1 If the Landlord's conditions for opting for VAT are inapplicable because the Tenant or any sub-tenant is not using the property in accordance with the principles in Clause 7.1 above, Tenant will indemnify Landlord for any cost arising out of this event, and will in particular (i) reimburse Landlord for any VAT correction amount which is payable by Landlord pursuant Sec. 15a VAT Act (or under any of its successor statutes) because of this event and
               (ii) bear any VAT owed by Landlord pursuant Sec. 14c VAT Act (or under any of its successor statutes). Further rights of the Landlord shall remain unaffected hereof.

          7.1.2 The Tenant is aware of the Landlord's obligation to prove the observation of the requirements of Sec. 9 ss. 1, 2 of the German VAT Act to the financial authorities and therefore undertakes, on request and without undue delay, to provide the Landlord with documentation and to make representations enabling the Landlord to comply with his obligations to report to financial authorities under Sec. 9 ss. 2 sentence 2 of the German VAT Act. Moreover, the Tenant shall be obligated to inform the Landlord promptly of any events that could affect VAT opting.

          7.1.3 The Landlord's claims against the Tenant according to this Clause 7.1 shall not become time-barred prior to expiry of any six (6) months period, starting upon receipt by the Landlord of the relevant tax assessment notices. In case the Tenant or any sub-tenant does not comply with the duty to provide information according to Cause 7.1.2, the limitation period with respect to all claims arising from the Tenant or such sub-tenants' failures to provide information shall extend to ten (10) years.

     7.2 Each payment of Basic Rent, the Outgoings and other amounts provided for under this Lease shall be subject to VAT on such payment. To the extent that any Basic Rent, the Outgoings and other amounts provided for under this Lease is subject to VAT under any applicable VAT provision, the Tenant shall pay such VAT imposed on any Basic Rent, the Outgoings and other amounts provided for under this Lease at the applicable rate in addition to any such Basic Rent, Outgoings and other amounts payable by Tenant under this Lease.

     7.3 Tenant shall make all VAT payments arising from Tenant's obligations under this Lease as and when due to Landlord's designated account together with each instalment of Basic Rent. If (x) an overpayment by Tenant of VAT due on this Lease occurs and (y) a claim against the German tax authorities for reimbursement of such overpayment of VAT due on this Lease may only be asserted by Landlord, then promptly after written request, and with Tenant's cooperation, Landlord shall assert such claim against the German tax authorities for reimbursement of such overpayment of VAT due on this Lease and, upon receipt of reimbursement of such claim from the German tax authorities, shall remit such reimbursement to Tenant.

     7.4 Landlord shall, as set forth in Clause 6.5 hereinabove, provide Tenant with (a) an invoice with respect to the Basic Rent due under this Lease and (b) with invoices with respect to other costs charged to Tenant pursuant to Clause 6.3 hereinabove, satisfying the formal requirements of Section 14 of the German VAT Act. Landlord's costs of preparing and/or reviewing all such invoices, except only for the invoice referenced in Clause 7.4(a) above, shall be paid by Tenant.

8    INSURANCE

     8.1  The Tenant shall:

          8.1.1 insure the Premises, pay the Insurance Premiums and maintain the following insurance against:

               (i) loss or damage by fire, explosion, storm, tempest (including lightning), flood, earthquake, burst pipes, impact, heave and subsidence for their full Reinstatement Value in the name of the Tenant with the Landlord as additional insured and Loss Payee as their interests may appear and the Lender as additional insured and First Loss Payee as their interests may appear;

               (ii) the loss of rent payable under this Lease from time to time
                    (having regard to the review of Basic Rent which may become due under this Lease) equal to twenty four (24) months of Basic Rent or such longer period as the Landlord and the Tenant may from time to time agree to in writing as being sufficient or for the purposes of planning and carrying out any reinstatement of the Premises following a Casualty in the name of the Tenant with the Landlord as additional insured and Loss Payee as their interests may appear and the Lender as additional insured and First Loss Payee as their interests may appear;

               (iii) third party liability arising out of or in connection with any matters involving or relating to the Premises in an amount satisfactory to the Landlord, acting reasonably which is in line with insurance usually effected by a prudent owner of a property being of a similar nature to the Premises and naming the Landlord and the Lender as additional insured; and

               (iv) such other insurance coverage required by Landlord, provided that such insurance is available to Tenant on a commercially reasonable basis and is consistent, as to types of coverage and amounts, with the requirements generally of institutional lenders or prudent owners or operators of similar properties (jointly referred as the "INSURED RISKS").

          8.1.2 Tenant will procure at all times that all insurance policies contain:

               (i) a clause whereby such insurance policy will not be vitiated or avoided as against a Mortgagee in the event or as a result of any misrepresentation, act or neglect or failure to make disclosure on the part of the insured party or any circumstances beyond the control of any insured party; and

               (ii) terms prohibiting the insurer from vitiating or avoiding any insurance policy as against a Mortgagee in the event of any misrepresentation, act or neglect or failure to make full disclosure on the part of the Landlord, the Tenant or other insured party and a waiver of all rights of subrogation.

          8.1.3 ensure that the insurer has a claims paying ability rating of at least A given by Standard & Poor's Rating Services, a Division of MacGraw Hill Companies, Inc. or an equivalent rating by Moody's Investment Services and is authorised to write insurance in Germany;

          8.1.4 at least thirty (30) days prior to modifying or replacing any insurance required under Clause 8.1.1 provide the Landlord with details of the proposed insurance, the form of policy, details of the insurer, any excesses and deductible exclusions and limitations under the policy, details of the full Reinstatement Value including all professional fees, and details of all other amounts insured under the policy, and Landlord shall respond to Landlord's request for consent to any modification or replacement within fourteen (14) days of receipt of the complete details of such information;

          8.1.5 comply with the requirements of the insurers relating to the Premises;

          8.1.6 promptly, but in any event within three (3) days of the occurrence, give the Landlord written notice of any material damage to or destruction of either Related Premises;

          8.1.7 pay the Landlord within ten (10) days of demand the reasonable costs incurred by the Landlord in connection with any insurance claim relating to the Premises arising from any insurance taken out by the Landlord pursuant to Clause 8.3;

          8.1.8 notify the Landlord immediately if any Related Premises is vacant; and

          8.1.9 provide to Landlord and to the Lender certified copies of policies (or any substitute documents issued by the insurance company) and receipts with respect to the payment of premium within thirty (30) days following the commencement or renewal date of the insurance.

     8.2  Reinstatement

          8.2.1 If any part of any Premises is damaged by any of the Insured Risks then, subject to:

               (i)  receipt by the Landlord of the Net Award; and

               (ii) the Tenant not being in arrears with the Rent payments,

               upon receipt of any Net Award, the Landlord will, in accordance with Clause 9.16, make the Net Award available to the Tenant (except those amounts relating to fees and loss of Basic Rent) and the Tenant shall apply the Net Award to restore the damaged Premises.

          8.2.2 For the avoidance of doubt, in the event that the Premises are damaged by any of the Insured Risks, this Lease will not expire and the Tenant shall not be entitled to terminate it. The Tenant shall arrange for the construction work that is required in order to restore the Premises. The detailed scope of work, construction schedule, budget, contractor and construction contract (including the construction quality guarantee) for the reinstatement work will be subject to the Landlord's approval.

          8.2.3 If the payment of any insurance monies is refused for any reason, the Tenant will pay to the Landlord within thirty (30) days of demand the amount so refused. The monies paid by the Tenant to the Landlord shall be made available to Tenant in accordance with Clause 8.2.1.

          8.2.4 The Landlord will not be obliged to comply with the obligations under Clause 8.2.1 if payment of the insurance monies has been refused in whole or in part by reason of any act or default of the Tenant or anyone under its control or the Tenant has not complied with its obligations in Clauses 8.2.2 and 8.2.3.

          8.2.5 For the avoidance of doubt, nothing in this Lease imposes an obligation on the Landlord at any time, for any reason, to reinstate or repair the damaged Premises.

     8.3  Landlord's insurance

          8.3.1 If the Tenant fails to produce satisfactory evidence that it is in compliance with Clause 8.1 or if required by the Lender, the Landlord may effect and maintain insurance against any or all of the Insured Risks and the Tenant shall pay to the Landlord within ten (10) days of demand the cost to the Landlord of maintaining such insurance.

          8.3.2 Immediately upon the Landlord giving notice to the Tenant that the Landlord has insured the Premises against any of the Insured Risks, the Tenant shall not maintain or take out any insurance of the Premises for such risks in its own name and in such event the Net Award shall be made available to Tenant for reinstatement of the Premises in accordance with the applicable provisions of this Lease.

     8.4 The obligation of Tenant to pay the Basic Rent and the Outgoings shall not abate following any Casualty but shall remain in full force and effect. The Basic Rent and the Outgoings payable to the Landlord shall be decreased by the amounts received under the business interruption insurance paid to the Landlord.

9    TENANT'S OBLIGATIONS

     The Tenant covenants with the Landlord:

     9.1  Rent and Other Payments

          To pay the Basic Rent, the Outgoings and other amounts provided for under this Lease without any deductions or set-off in accordance with the Lease; in the event that any amount is not paid when due under this Lease, the Tenant shall be required to pay the Interest on any amounts from the date such payments were due.

     9.2  Maintenance, Repair and Replacement

          9.2.1 At all times to maintain ("instandhalten") and repair or if necessary to replace parts of the Premises (including roof and structure (Dach und Fach), mechanical and electrical installations and equipments) and to keep the Premises (including any part not built upon) in good and substantial repair and condition (ordinary tear and wear excepted) and to yield up the same at the Termination Date in accordance with the covenants by the Tenant contained in this Lease (ordinary wear and tear excepted). For the avoidance of doubt, the Tenant shall be responsible for any and all repairs to or on the Premises (including all structural and other major repairs) and the Landlord has no liability in this respect.

          9.2.2 To keep the Premises in a clean and tidy condition and properly cleansed and free from obstruction and to maintain safety (Verkehrssicherungspflicht).

          9.2.3 To comply with the terms of all warranties, guarantees or similar documents which apply to all or any part of the Premises.

          9.2.4 To repair or replace forthwith by articles of similar kind and quality and at its own expense any Fixtures (other than the Tenant's or trade fixtures and fittings) in/on the Premises which shall become in need of repair or replacement (ordinary tear and wear excepted). Replacement within the meaning of the aforementioned sentence shall mean acquisition of assets and equipment which a reasonable, economically thinking facility manager would not repair, taking into account service life, severity of damages in relation to costs of repair in line with a long term lease agreement.

          9.2.5 Tenant shall complete the following matters at Tenant's sole cost and expense consistent with the engineering findings and recommended repairs as set forth in the Engineering Reports and completed in a manner otherwise acceptable to Landlord in its reasonable discretion, and shall provide to Landlord a written report that such matters have been completed (which shall be completed in a manner satisfactory to Landlord) no later than June 1, 2009:

               (i)  Soeest Premises:

                                                            Costs in E
                           Item                        net excl. Fees + Vat
                           ----                        --------------------
1. Remediation of the triangular bay windows and the
   inside construction.                                       25.000
2. Remediation of the triangular bay windows and the
   inside construction.                                       20.000
3. Grease separator for the kitchen waste water.              25.000
                                                              ------
Total                                                         70.000
                                                              ======

               (ii) Bad Wunnenberg Premises:

                                                            Costs in E
                           Item                        net excl. Fees + Vat
                           ----                        --------------------

1. Renewal of the windows in the metal panel clad
   facade.                                                    20.000
                                                              ------
Total                                                         20.000
                                                              ======

     9.3  Alterations and Additions

          9.3.1 Tenant shall have the right, without having obtained the prior written consent of Landlord and provided that no Event of Default then exists, (i) to make non-structural Alterations or Additions or a series of related non-structural Alterations or Additions that, as to any such Alterations or Additions or series of related Alterations or Additions, do not cost in excess of E250,000 with respect to any Related Premises and (ii) to install Fixtures in the Improvements or accessions to the Fixtures that, as to such Fixtures or accessions, do not cost in excess of E250,000 with respect to any Related Premises, so long as at the time of construction or installation of any such Equipment or Alterations or Additions no Event of Default exists and the value and utility of the Premises is not diminished thereby. If the cost of any non-structural Alterations or Additions, series of related non-structural Alterations or Additions, Fixtures or accessions thereto is in excess of E250,000 or if Tenant desires to make structural Alterations or Additions to any Related Premises, the prior written approval of Landlord shall be required. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord. Landlord shall have the right to require Tenant to remove any Alterations or Additions except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required.

          9.3.2 If Tenant desires to make any Alterations pursuant to this Clause 9.3 or as required by Clauses 9.2, 9.8 or 9.16 (such Alterations or Additions and actions being hereinafter collectively referred to as "Work"), then (i) the market value of each of the Related Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner,
               (iii) all such Work shall be expeditiously completed in compliance with all Laws, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Fixtures or parts thereto, all replacement Fixtures or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Fixtures being replaced or (B) the value and useful life of the Fixtures being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Fixtures was then in the condition required by this Lease), (vi) Tenant shall pay all contractors for such Work in accordance with and within the time frames set forth in any agreement with such contractor for such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Clause 9.16, whether or not such Work involves restoration of any Related Premises.

          9.3.3 The Tenant shall not be entitled to make any Alterations or Additions to any part of the Premises if a building permit is required for making such Alterations and Additions, unless written consent from the Landlord is received.

          9.3.4 To remove prior to the Termination Date any Alterations or Additions or improvements made to the Premises if required by Landlord, remove any plant and machinery installed at the Premises by the Tenant or any other occupier and forthwith make good any damage caused by such removal in a good workmanlike manner.

          9.3.5 The Tenant will not receive any compensation or reimbursement of expenses incurred in connection with installing any Alterations or Additions or improvements to the Premises, regardless of the whether the Tenant removes them from the Premises or is instructed not to do so by the Landlord.

          9.3.6 For the avoidance of doubt the Lease Parties acknowledge that all Fixtures, personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment (including any replacements thereof) which are not necessary to the operation of the Improvements are and shall remain the property of Tenant, including:

               - the entire conveyance system (Fordertechnik), namely packages and pallet conveyance system including high bay racking and automated small parts storage (Paket- und Palettenfordertechnik inkl. Hochregallager und automatisches Kleinteilelager),

               - outdoor and indoor video equipment including the corresponding IT hardware,

               - all systems for storing goods, namely pallet rack, base shelf and packages flow rack (Palettenregal, Fachboden und Kollidurchlaufregale),

               -    all steel grating surfaces in BA II,

               - electronic alert system for loading and unloading at all ramps, including theft protection systems for truck trailers (Elektronische Warnanlage zur Be- und Entladung an allen Rampen, inkl. Diebstahlsicherungssystem fur LKW-Anhanger),

               -    pallet elevator in WE (North side), and

               - equipment for disposal of waste and paperboard containers (new building, north side).

     9.4  Signs and reletting notices

          At the end of the Term, to remove any signs at the Premises and make good any damage caused by that removal to the reasonable satisfaction of the Landlord (ordinary tear and wear excepted).

     9.5  Use, Occupancy

          9.5.1 Not to use the Premises except for any use falling within the Permitted Use except as the Landlord may first approve in writing.

          9.5.2 Not (a) to vacate either Related Premises other than for a reasonable duration in connection with the reinstatement of the Premises in accordance with Clause 8.2, except with prior written approval of the Landlord, which approval shall not be withheld or delayed so long as Tenant has established a plan for the preservation, maintenance and security of the Premises (including confirmation that the insurance required to be carried hereunder by Tenant will remain in full force and effect notwithstanding Tenant's vacating or abandoning of the Premises) reasonably acceptable to Landlord or (b) to abandon either of the Related Premises.

     9.6  Alienation

          9.6.1 Except as specifically set forth in this Clause 9.6, Tenant may not assign this Lease to any Person unless such Person is a Credit Entity, or sublet all or any part of the Premises, or charge the Premises or any part thereof without the prior written consent of the Landlord. Any purported sublease or assignment in violation of this Clause 9.6 shall be null and void. As used herein, a "Credit Entity" shall mean any Person that immediately following such assignment and having given effect thereto will have a debt rating of "2.5" or better from Creditreform or a rating of "BB" or better of Standard & Poors (or, if such Person does not then have rated debt, a determination that by either of such rating agencies its unsecured senior debt would be so rated by such agency and will not be on "Negative Credit Watch"), and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and Lender.

          9.6.2 If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person ("Non-Preapproved Assignee") that is a Credit Entity (each a "Non-Preapproved Assignment") then Tenant shall, not less than ninety (90) days prior to the date on which it desires to make a Non-Preapproved Assignment, submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the "Review Criteria"): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Premises and (F) risk factors associated with the proposed use of the Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment. If a response is not received by Tenant by the expiration of such thirty (30) day period, such Non-Preapproved Assignee shall be deemed disapproved.

          9.6.3 Subject to the conditions of this Clause 9.6.3, Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into one or more subleases (each, a "Preapproved Sublet") (a) with any Affiliate for all or any part of the Premises, with no consent or approval of Landlord being required or necessary and (b) that, in the aggregate, up to, but not to exceed ten percent (10%) of the gross leasable area of the Improvements at the Premises, with no consent or approval of Landlord being required or necessary. Other than pursuant to Preapproved Sublets, at no time during the Term shall subleases exist, in the aggregate, for more than ten percent (10%) of the gross leasable area of the Improvements at the Premises without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.

          9.6.4 Tenant hereby represents to Landlord and Landlord hereby acknowledges that, as of the date of this Lease, Tenant has leased: (a) approximately 5,978 square meters of the gross leasable area of the Improvements at the Soest Premises to Hasbro, a German limited liability company ("Hasbro"), pursuant to that certain Sublease Agreement between Tenant and Hasbro, dated as of 25/26 November 2003 (the "Hasbro Lease"), and (b) approximately 3,615 square meters of the gross leasable area of the Improvements at the Soest Premises to a Targa, a German limited liability company ("Targa"), pursuant to that certain undated Sublease Agreement between Tenant and Targa, including lease addenda dated 24 January 2005 und 25/27 April 2007 (the "Targa Lease" and, together with the Hasbro Lease, collectively, the "Existing Subleases") complete copies of which Existing Subleases have been delivered to Landlord. Notwithstanding any other rights or obligations of Tenant pursuant to this Clause 9.6, Tenant hereby represents, warrants and covenants that Tenant will not renew, extend, modify or supplement any of the Existing Subleases or enter into any new lease agreement with any Existing Subtenant or any other Person, except for a Preapproved Sublet, without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed.

          9.6.5 Notwithstanding anything to the contrary contained in this Clause 9.6, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise), or sublet any of the Premises to any Person at any time that an Event of Default exists.

          9.6.6 If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment.

          9.6.7 No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

          9.6.8 Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord. With respect to any assignment to a Credit Entity or any Preapproved Sublet, at least thirty
               (30) days prior to the effective date of such assignment or sublease, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment or sublet satisfies the criteria set forth in this Lease for a Preapproved Assignment or Preapproved Sublet.

     9.7  Entry

          9.7.1 To permit the Landlord and all persons authorised by it, at all reasonable times upon the Requisite Notice to enter and remain upon the Premises together with associated work people, plant and materials:

               (i) in order to examine their condition, to undertake environmental testing and to take schedules of repairs and the like and inventories of the Fixtures;

               (ii) to carry out any repairs, decorations or other work which the Landlord may carry out under the provisions of this Lease upon or to the Premises;

               (iii) in order to exercise, without interruption or interference, any of the rights granted to or reserved for the Landlord by this Lease;

               (iv) in the last twelve (12) months before the Termination Date in order to affix a sign or signs indicating that the Premises shall be available to let unless the Lease will be automatically renewed or the Tenant is actively pursuing its right to renew the Lease; and

               (v) for any other purpose connected with the interest of the Landlord in the Premises including (but without limitation) for the purpose of valuing or disposing of any interest of the Landlord.

          9.7.2 If as a result of an inspection or otherwise the Landlord becomes aware of any breaches of the Tenant's obligations under this Lease (other than relating to the payment of the Basic Rent and the Outgoings or other amounts due under this Lease) the Landlord may give notice in writing thereof to the Tenant. Within one

               (1) month after written notice from Landlord to Tenant the Tenant will remedy such breach of covenant in accordance with such notice and the covenants contained in this Lease. If the Tenant commences the remediation within thirty (30) days of such notice (or promptly in case of an emergency) and diligently and expeditiously continues to comply with such notice), but cannot complete the remediation within such thirty (30) days period or such breach may not be reasonably expected to be cured within such period of time, then the Tenant shall have the right to complete such remediation within ninety (90) days from the giving of any such notice. If the remediation is not completed within such ninety (90) day period, then the Landlord may carry out or cause to be carried out all or any of the works referred to in such notice or remedy the default of the Tenant. In such circumstances, the Landlord will be under no liability to make good any damage whatsoever and all proper costs of all such works and all proper expenses incurred in remedying such defaults in each case shall be paid by the Tenant to the Landlord within fourteen (14) days of a written demand.

     9.8  Compliance with Law

          9.8.1 To comply with all applicable Law including (but without limitation) any planning legislation and regulation or the carrying out by the Tenant of any operations on or the use of any part of the Premises.

          9.8.2 At the Tenant's expense to obtain from the appropriate authorities all licences, consents and permissions as may be required for the carrying out by the Tenant of any operations on or the use of any part of the Premises.

          9.8.3 Not at any time during the Term to do or permit or suffer anything which shall contravene any applicable Law or any licences, consents, authorisations, permissions and conditions (if any) from time to time granted or imposed under any applicable Law nor to permit anything which would be a contravention thereof and to comply with the same and to indemnify the Landlord in respect of such acts or omissions.

          9.8.4 Not to make any application for a building permit (including a notification with regard to the construction works) without first producing a copy of the same and obtaining the prior written consent of the Landlord to such application, which consent will not be unreasonably withheld or delayed.

          9.8.5 Not at any time during the Term to do permit or suffer on the Premises any act or cause or permit to be present on the Premises any matter or thing which may cause a loss to the Landlord by reason of any Environmental Law.

          9.8.6 Within seven (7) days of its receipt to give full particulars to the Landlord of any permission, notice, order or proposal relevant to the Premises or relevant to the use thereof given to the Tenant or the occupier of the Premises (together with a copy of any notice, permission, letter or document) under any applicable Law and without delay to take all necessary steps to comply with such notice insofar as it relates to the Tenant's use and occupation of the Premises and also at the reasonable request of the Landlord to make or join with the Landlord in making such objections and representations against or in respect of any such notice, order or proposal, as previously mentioned, as the Landlord reasonably requires.

     9.9  Outgoings, costs and fees

          9.9.1 To pay, discharge or to reimburse to the applicable Person (and upon written notice from Landlord to Tenant directly to Landlord in lieu of the Competent Authority), the Outgoings and other fees or charges imposed upon the Premises or upon the Landlord in connection with ownership, occupation, maintenance or management of the Premises. However, nothing herein shall place any obligation on the Tenant to pay, discharge, contribute or reimburse the Landlord the amounts which represent the Landlord's general corporate and/or income tax or other corporate overheads, including the costs incurred by the Landlord in operating its business, including, by way of example, accounting costs, legal fees and office rental payments.

          9.9.2 To pay to the Landlord all proper and reasonable costs, charges and expenses (including lawyers costs and fees, other professional advisers' costs and fees and bailiffs' commissions) properly incurred by the Landlord:

               (i) in connection with any breach of covenant by or the recovery of arrears of Basic Rent or the Outgoings due from the Tenant under this Lease; and

               (ii) in respect of any application for a building permit applied for, by, or on behalf of Tenant whether or not such building permit is granted or the application is withdrawn (unless the Landlord has unreasonably withheld its consent for applying for such permit).

     9.10 Taxes; VAT

          To pay any and all VAT incurred or imposed on any payment made by the Tenant under this Lease and to pay any stamp duty, transfer tax or other fees assessed or assessable on this Lease, and to pay or reimburse the Landlord for payment of all taxes, charges or fees connected with the perpetual usufruct of the Land and/or ownership of the Improvements (other than corporate income tax and trade tax of Landlord imposed on the net income from the Lease). For the avoidance of doubt, unless this Lease provides otherwise, any amounts due under this Lease from the Tenant constitute net amounts and will be increased by the applicable VAT.

     9.11 General restrictions concerning use

          9.11.1 Not to use any part of the Premises in violation of Law or administrative regulation.

          9.11.2 Not to do anything on the Premises which might reasonably be expected to produce directly or indirectly corrosive, noxious or poisonous fumes or vapours or moisture or humidity in excess of that which the Premises were designed or have subsequently been modified to bear.

     9.12 Indemnity

          9.12.1 Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Clause 14.7 (each an "INDEMNITEE") from and against any and all liabilities, losses, damages, penalties, costs (including reasonable attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity (unless caused by the Indemnitee seeking indemnification), arising from (i) any matter pertaining to the acquisition, ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Premises, (ii) any violation by Tenant of any provision of this Lease or (iii) any alleged, threatened or actual Environmental Violation. Provided that Tenant has complied with all its obligations under this Clause 9.12.1, Landlord shall, at Tenant's written request, promptly assign or use its commercially reasonable efforts to cause to be assigned to Tenant any and all claims an Indemnitee may have against a third party in connection with Tenant's indemnification of the Indemnitee hereunder.

          9.12.2 In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Tenant provided, however, that Tenant's obligation to reimburse Landlord for the legal fees of such Landlord's counsel shall not exceed the remuneration set forth in the German Lawyers Fees Act (Rechtsanwaltsvergutungsgesetz RVG) plus 10%) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant provided, however, that Tenant's obligation to reimburse Landlord for the legal fees of such Landlord's counsel shall not exceed the remuneration set forth in the German Lawyers Fees Act (Rechtsanwaltsvergutungsgesetz RVG) plus 10%.

          9.12.3 The obligations of Tenant under this Clause 9.12 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

     9.13 Environmental requirements

          The Tenant covenants with the Landlord as follows:

          9.13.1 to ensure at all times that the Premises and the Tenant are in compliance in all respects with Environmental Law in its use and occupation of the Premises and, in particular, but without limitation, that the Tenant or any other occupier of the Premises obtains and complies with all Environmental Permits required for the storage, use or disposal of any Dangerous Substances at, on or from the Premises;

          9.13.2 not at any time to cause or permit the deposit, spillage or release onto the surface or into the sub-soil of the Premises of any Dangerous Substances otherwise than in accordance with the terms of a valid Environmental Permit;

          9.13.3 not at any time to do or permit to be done anything on the Premises which could cause disturbance to the operation of or damage to the above ground or under ground storage tanks and associated lines or pipe work at the Premises;

          9.13.4 in the event of a breach of its obligations contained in Clauses 9.13.1, 9.13.2, 9.13.3 above, to notify the Landlord immediately in writing of the same and forthwith and with all due speed and diligence to carry out such works of investigation and remediation as may be necessary to remedy the consequences of the breach and to reinstate the Premises to their condition prior to the occurrence of the breach (taking into account at all times all reasonable requirements of the Landlord with regard to the nature and scope of such works) provided that the Landlord shall have the option at its sole discretion to assume conduct of any such works in which case the Tenant shall reimburse the Landlord within fourteen (14) days of a written demand in respect of all properly and reasonably incurred costs, fees, (including professional fees) and expenses incurred in carrying out such works;

          9.13.5 that it will assume full responsibility for meeting all liabilities, claims, costs and expenses arising or incurred during the Term in respect of or in any way related to the presence in, on, over or under the Premises of any Environmental Violation (regardless of when such Environmental Violation first occurred) including liability for and the costs of any works of remediation (including on-going monitoring) which may be required in order to mitigate or prevent a liability at any time in the future and that it will comply with all requirements of any Competent Authority made at any time thereunder.

     9.14 Not to overload

          Not to place or keep on or in the Premises any heavy articles or structures in such position or in such quantity or weight or otherwise in such manner howsoever as to overload or cause damage to or be likely to overload or cause damage to the Premises.

     9.15 Compulsory Purchase

          (i) The Landlord shall notify the Tenant of its receipt of a Compulsory Purchase Notice.

          (ii) In the event that a Compulsory Purchase with respect to of all or substantially all of a Related Premises, (a) the Landlord shall have no liability to the Tenant, (b) the Net Award will be solely for the Landlord's benefit as a compensation for the expropriation of such Related Premises, (c) the Lease shall continue in full force and effect with respect to the Related Premises not subject to such a Compulsory Purchase, and (d) Basic Rent shall be reduced by the Basic Rent applicable to the Related Premises that is subject to such Compulsory Purchase and SCHEDULE 1 shall be revised to reflect 100% for the Related Premises.

          (iii) In the event that a Partial Compulsory Purchase occurs with respect to either Related Premises, this Lease shall remain in full force and effect as to the portion of the Premises which have not been affected by such Partial Compulsory Purchase with no reduction of Basic Rent.

     9.16 Restoration

          9.16.1 So long as the conditions set out in Clause 8.2.1 are fulfilled, any Net Award up to and including E250,000 in respect of any Casualty or the Partial Compulsory Purchase collected by the Landlord shall be promptly transferred to the Tenant who shall be obligated to restore the affected Related Premises as close as possible to its value, condition and character immediately prior to such event (assuming the affected Related Premises to have been in the condition required by this Lease).

          9.16.2 If any Net Award is in excess of E250,000 in respect of any Casualty or Partial Compulsory Purchase, the Landlord or Lender may hold the entire Net Award in a fund (the "RESTORATION FUND") and disburse amounts from the Restoration Fund in accordance with customary construction disbursement requirements of landlords and lenders, including (A) reviews of plans, schedules, contractors, contracts and budgets, (B) waivers for prior payments and (C) holdbacks until completion.

          9.16.3 Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by the Landlord and the Tenant, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by the Landlord, be paid by the Tenant to the Landlord or directly applied by the Tenant to the cost of the restoration.

10   SECURITY DEPOSIT

     None

11   COVENANT OF QUIET ENJOYMENT

     11.1 The Landlord covenants with the Tenant that the Tenant paying the Rent reserved and observing and performing its covenants and conditions contained in this Lease may peaceably and quietly hold and enjoy the Premises without any unlawful interruption by the Landlord or any person rightfully claiming through under or in trust for it.

     11.2 Landlord may sell or transfer the Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"), except to a Tenant Competitor. In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder. For purposes of this Clause 11.2, a "Tenant Competitor" shall mean any Person whose primary business is the wholesale distribution of IT information technology software and hardware.

12   INTENTIONALLY OMITTED

13   EVENTS OF DEFAULT

     13.1 Notwithstanding and without prejudice to any other remedies and powers contained in this Lease or otherwise available to the Landlord, if:

          13.1.1 the Tenant is in default of payment of the quarterly payments of the Basic Rent provided, however, that with respect to the first quarterly instalment of Basic Rent (or any portion thereof) in any Lease Year that is not paid when due, an Event of Default shall not exist solely as a result of such payment not being paid when due until five (5) days after Landlord has given to Tenant written notice thereof; or

          13.1.2 the Tenant is in default of payment of VAT, real estate or other taxes or Outgoings payable to Landlord or any other payments under this Lease for more than fifteen (15) days after written notice thereof from Landlord to Tenant; or

          13.1.3 the Tenant:

               (i)  files a petition for bankruptcy; or

               (ii) enters into a composition, assignment or arrangement with its creditors; or

               (iii) suffers the appointment of a receiver or similar officer over it or all or a material part of its assets or undertaking which is not discharged within twenty-one (21) days; or

               (iv) has a winding up or administration order or reorganization order made in relation to it (by way of voluntary arrangement, scheme of arrangement or otherwise) which is not discharged within twenty-one (21) days; or

          13.1.4 the Tenant violates any of its obligations set out in Clause
               8.1;

          13.1.5 any other circumstances occur where a failure of Tenant to perform or other circumstances will allow Landlord to terminate this Lease for cause (Kundigung aus wichtigem Grund) under applicable statutory provisions; or

          13.1.6 the Tenant is in breach of any other terms of this Lease and does not remedy the default within sixty (60) days after receipt of the Landlord's written demand to do so;

               then, and in any such case, the Landlord may terminate this Lease with immediate effect and re-enter the Premises or any part of the Premises without prejudice to any right of action or remedy of the Landlord against the Tenant for damages, including the Default Amount or otherwise in respect of any breach non-observance or non-performance of any of the covenants or any conditions contained in this Lease. Tenant acknowledges and agrees that it shall be required to pay to Landlord the Default Amount upon a termination of this Lease as a result of an Event of Default as a part of the damages payable to Landlord as a result of the default. However, to the extent required by Law, after receipt of all damages (including the Default Amount) the Landlord undertakes to mitigate any and all losses or damages it has suffered as a result of termination set out above, and in such event will reimburse the Tenant to the extent of monies received (after deduction of all reasonable reletting costs).

     13.2 No demand for or acceptance or receipt of any part of the Basic Rent or the Outgoings shall operate as a waiver by the Landlord of any right which the Landlord may have to forfeit this Lease by reason of any breach of covenant by the Tenant notwithstanding that the Landlord may know or be deemed to know of such breach at the date of such demand, acceptance or receipt.

14   GENERAL CONDITIONS

     14.1 Financing Bad Wunnenberg Premises Expansion

          14.1.1 Landlord hereby agrees to finance the expansion of the Bad Wunnenberg Premises subject to the terms and conditions set forth in Schedule 6 attached hereto and made a part hereof.

     14.2 Surrender of the Premises

          14.2.1 Subject to any extensions of this Lease, the Tenant shall surrender the Premises to the Landlord on the last Working Day of the Term (or if this Lease is terminated or expires before the lapse of the Term, on the day immediately following such termination or expiry). On such a date the Premises should be clean, in a good state of repair, free from any of the Tenant's equipment or furniture and in good condition.

          14.2.2 In the event that the Tenant fails to surrender the Premises in compliance with the foregoing provisions, it will be required to pay to the Landlord, as compensation for unlawful use of the Premises, an amount equal to twice the amount of the Basic Rent on a daily basis as compensation for the delay in surrendering the Premises; for the avoidance of doubt, the Tenant will also be required to pay Outgoings relating to the period of such unlawful use of the Premises.

     14.3 Service of notices

          14.3.1 Any demand or notice to be served on the Tenant under this Lease will be validly served if sent by Federal Express or any other internationally recognised over night delivery service or facsimile addressed to the Tenant at its registered office, its last known address, at the Premises or at the address below (or such other address that Tenant may notify Landlord of in writing from time to time). Any notice to be served on the Landlord will be validly served if sent by internationally recognised over night delivery service or facsimile addressed to the Landlord at its address below (or such other address that Landlord may notify Tenant of in writing from time to time).

LANDLORD:         TECH LANDLORD (GER) QRS 16-145, INC.
                  c/o W.P. Carey & Co. LLC
                  50 Rockefeller Plaza, Second Floor
                  New York, New York 10020
                  United States of America (USA)
                  Fax: +1-212-492-8922
                  For the attention of: Director, Asset Management

with copies to:   Reed Smith LLP
                  599 Lexington Avenue, 29th Floor
                  New York, New York 10022
                  For the attention of: Chairman Real Estate Department
                  Fax: +1 212-521-5450

TENANT:           Actebis Peacock GmbH
                  Lange Wende 43
                  D-59494 Soest
                  Germany
                  For the attention of: Managing Director Klaus Hellmich

          14.3.2 Any demand or notice sent by facsimile will be conclusively treated as having been served when confirmed by an activity report confirming the facsimile number to which such notice was sent, the number of pages transmitted and that such transmission was successfully completed.

          14.3.3 However, a notice given in accordance with the above, but received on a non-working day or after business hours in the place of receipt will only be deemed to be served on the next working day in that place.

          14.3.4 The address and facsimile number of each party for all notices under or in connection with this Lease are:

               (i) those notified by that party for this purpose to the other parties on or before the date of this Lease; or

               (ii) any other notified by that party for this purpose to the other parties by not less than seven (7) days' notice.

               (iii) Landlord herewith appoints as its agent for service of process (Zustellungsbevollmachtigten) in the sense Section 171 German Code of Civil Procedure (Section 171 Zivilprozessordnung): Reed Smith LLP, Funf-Hofe, Theatinerstrasse 8, Munich, D-80333, Germany, Attention:
                    Etienne Richthammer.

     14.4 Entire understanding; Schedules

          This Lease, together with all agreements specifically referred to herein, embodies the entire understanding between the Lease Parties relating to the Premises and to all the matters dealt with by the provisions of this Lease. The schedules attached to this Lease are incorporated herein as if fully set forth. The Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the party which drafted the agreement.

     14.5 Severance

          Each of the Clauses of this Lease is distinct and severable from the others and if at any time one (1) or more of such provisions is or becomes illegal, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. For replacement of any ineffective or incomplete clauses the Lease Parties undertake to agree upon effective or complete clauses that correspond as much as possible to the economic purpose of any ineffective or incomplete clauses.

     14.6 Governing law and jurisdiction

          This Lease shall be governed by, and construed in accordance with the laws of the Republic of Germany without application of the rules on conflicts of laws. The district court of Dusseldorf, Germany shall have exclusive jurisdiction.

     14.7 Non-recourse

          Anything contained herein to the contrary, notwithstanding any claim based on or in respect of any liability of the Landlord under this Lease, shall be enforced only against the Landlord and not against any other assets, properties or funds of:

          14.7.1 any director, officer, member, shareholder, employee or agent of the Landlord or any general partner of the Landlord or any of its members (or any legal representative, heir, estate, successor or assign of any thereof);

          14.7.2 any general partners, shareholders, officers, directors, members, employees or agents, either directly or through the Landlord or its shareholders, officers, directors, employees or agents of any predecessor or successor partnership or corporation (or other entity) of the Landlord; or

          14.7.3 any person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

     14.8 Amendments

          This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by both Lease Parties.

     14.9 Successors and Assigns; Joint and Several Liability

          The covenants of this Lease shall bind the Tenant and Landlord and their successors and assigns and all subtenants of any of the Premises, and shall inure to the benefit of the Landlord and the Tenant and their respective successors and assigns. The Tenant hereby consents to any assignment of the Landlord's interest in this Lease to a Lender.

     14.10 Requirement of Written Form

          Landlord and Tenant acknowledge the requirement of written form stipulated by Section 550 German Civil Code and undertake to observe the requirement of written form at any time when altering, modifying, amending, discharging, assigning or transferring this Lease and undertake to commit any action necessary to ensure that the requirement of written form is fulfilled at any time. Landlord and Tenant, and their respective successors and assigns, hereby waive any rights for termination of this Lease based on the argument that the requirement of written form was not observed. This clause may only be revoked in writing.

THIS LEASE AGREEMENT has been entered into on the date stated at the beginning of this agreement.

                                   SCHEDULE 2
                 BASIC RENT AND PROVISIONS FOR RENT ADJUSTMENTS

1 BASIC RENT. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be Two Million Nine Hundred Ninety Nine Thousand Euros (E2,999,999) per annum, payable quarterly in advance on each Rent Payment Date, in equal instalments of E749,999.75 each. Pro rata Basic Rent for the period from the date the purchase price is paid under the Purchase and Sale Agreement (the "CLOSING DATE") through the day immediately preceding the first Rent Payment Date immediately following the Closing Date shall be paid on the Closing Date.

2 GPI ADJUSTMENTS TO BASIC RENT. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases or decreases in the index known as German Consumer Price Index (base year 2000 = 100) ("GPI") or the successor index that most closely approximates the GPI. The GPI is defined by the Lease Parties as the price index for the cost of the living of all private households in Germany as determined by the German Federal Statistical Office ("Statistisches Bundesamt") or any successor organization. The Lease Parties agree that in the event that the stipulated index is not being continued, but replaced by an equivalent index by the German Federal Statistical Office or its successor organization, such index shall apply instead of the GPI as defined above. If the GPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the German Institution of Arbitration ("DIS - Deutsche Institution fur Schiedsgerichtsbarkeit e.V.") located in Cologne, Berlin and Munich, Germany. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction.

3 EFFECTIVE DATES OF GPI ADJUSTMENTS. Basic Rent shall not be adjusted to reflect changes in the GPI until the first (1st) anniversary of the Rent Payment Date on which the first full quarterly instalment of Basic Rent shall be due and payable (the "FIRST FULL BASIC RENT PAYMENT DATE"). As of the first (1st) anniversary of the First Full Basic Rent Payment Date and on each anniversary of the First Full Basic Rent Payment Date thereafter during the Term, Basic Rent shall be adjusted to reflect increases or decreases in the GPI during the most recent one (1) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the "RENT ADJUSTMENT DATE").

4    METHOD OF ADJUSTMENT FOR GPI ADJUSTMENT.

     4.1 As of each Rent Adjustment Date when the average GPI determined in clause (i) below exceeds or falls short of the Beginning GPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between
          (i) the average GPI for the three (3) most recent calendar months (the "PRIOR MONTHS") ending prior to such Basic Rent Adjustment Date for which the GPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning GPI, and the denominator of which shall be the Beginning GPI. The product of such multiplication shall be added to or deducted from the Basic Rent in effect immediately prior to such Rent Adjustment Date. As used herein, "BEGINNING GPI" shall mean the average GPI for the three (3) calendar months corresponding to the Prior Months, but occurring one (1) year earlier. If the average GPI determined in clause (i) is the same as the Beginning GPI, the Basic Rent will remain the same for the ensuing one (1) year period.

     4.2 Effective as of a given Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Rent Adjustment Date.

     4.3 Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord's rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Rent Adjustment Date in question.

     4.4 The Lease Parties assume that the agreed indexation clause is deemed approved pursuant to Section 4 para. 1 of the German Price-Clause Ordinance (Preisklauselverordnung). The Tenant shall obtain without undue delay an appropriate confirmation from the Federal Agency for Economics and Export Control (Bundesamt fur Wirtschaft und Ausfuhrkontrolle / "BAFA"). Should the BAFA consider the agreed indexation clause to be ineffective, the Lease Parties shall without undue delay agree on a new indexation clause, which comes as close as possible to the indexation clause deemed ineffective by the BAFA.

                                   SCHEDULE 4
                               CORPORATE COVENANTS

1    Corporate Existence

     1.1  Tenant covenants,

          1.1.1 that it is a corporation duly organized and validly existing under the laws of the Federal Republic of Germany.

          1.1.2 that it has full authority and legal right to enter into the lease and to perform and observe the terms and conditions of the lease.

          1.1.3 that it is not subject to any legal restrictions which have material adverse effects on the Tenant's respective businesses, properties, assets or financial condition as far as not expressly otherwise provided for in this Lease Agreement.

          1.1.4 that the financial statements of Actebis Peacock GmbH and its consolidated subsidiaries for the fiscal year ending 31 December 2007 (audited) heretofore furnished by it to Landlord are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and fairly present in all material respects the financial condition of Actebis Peacock GmbH and its consolidated subsidiaries. From 31 December 2007 to the date hereof there has been no Material Adverse Change in the financial or business situation of the Tenant [nor shall there be a Material Adverse Change] during the time period between the date of this Sale and Purchase Agreement and the Transfer Date. A "MATERIAL ADVERSE CHANGE" is deemed to have occurred if insolvency or similar proceedings have been commenced or applied for in respect of the Tenant, or the Tenant is over-indebted (uberschuldet) or unable to pay its due debts (zahlungsunfahig), or such inability is impending (drohende Zahlungsunfahigkeit) in respect of the Tenant as defined in Sections. 17, 18 and 19 German Insolvency Statute (Insolvenzordnung).

     1.2 Tenant shall maintain its respective corporate existence, continue to have the power and authority to own its respective assets and to conduct the business which each conducts and/or proposes to conduct.

     1.3  Tenant shall maintain a place of business within Germany.

     1.4 Tenant shall not change its fiscal year more often than once every five (5) years.

2    Sale of Assets

     Tenant shall not, in a single transaction or series of related transactions, sell or convey, transfer, abandon or lease all or substantially all of its assets in a single transaction or series of related transactions unless the purchaser of such assets shall expressly assume in writing the Tenant's obligations and liabilities owing to the Landlord under this Lease. For the purposes of Paragraph 2 of this SCHEDULE 4, the term "substantially" means seventy per cent (70%) or more as determined by value.

3    Books and Records

     3.1 To keep adequate records and books of account with respect to the finances and business of the Tenant and with respect to the Premises in accordance with IAS and to discuss the finances and business of the Tenant with the officers of the Landlord at such reasonable times as may be requested by the Landlord.

     3.2 To deliver to the Landlord annual audited financial statements of Tenant prepared by a nationally recognised firm of independent, suitable, professionally qualified accountants within ninety (90) days after the end of each fiscal year of the Tenant (the Tenant will provide such statements sooner if they are signed off by accountants prior to the above time period) and quarterly unaudited financial statements of Tenant prepared by a nationally recognised firm of independent, suitable, professionally qualified accountants within forty-five (45) days after the end of each fiscal quarter of the Tenant.

     3.3 To ensure that all annual financial statements do not have any qualifications as to the scope of the audit and shall contain confirmation from the said accountants that (i) the audit was performed in accordance with IAS; and (ii) such statements give a true and fair view of the respective entity's financial condition and operations at the date and for the year then ended.

     3.4 The Tenant shall, at the reasonable request of the Landlord, arrange for a member of their senior management to meet with the Landlord to give a presentation regarding the financial condition of the Tenant and to discuss the same.

     3.5 At any time upon not less than fourteen (14) days' prior written request by the Landlord to the Tenant, the Tenant shall deliver to the Landlord a statement in writing, executed by an authorised officer of the Tenant, certifying except as otherwise specified, there are no proceedings pending or, to the knowledge of the signing party, threatened, against the Tenant before or by any court or administrative agency which if adversely decided, would materially and adversely affect the financial condition and operations of the Tenant. Any such statements by the Tenant may be relied upon by the Landlord, and any person whom the Landlord notifies the Tenant in its request for the statement is an intended recipient or beneficiary of the statement, any Mortgagee or Lender or their assignees and by any prospective purchaser or prospective Mortgagee of any of the Premises.

                                   SCHEDULE 6
                 Financing Building Expansion of Bad Wunnenberg

     1.1 So long as no Event of Default or Material Adverse Change (as defined below) exists, Landlord shall until but not after the third anniversary of the Commencement Date (the "Outside Date") subject to the terms of this Schedule 6, pay for up to Seven Million Euros (E7,000,000) (the "Funding Cap") of the hard and soft costs incurred by Tenant (the "Expansion Purchase Price") for an expansion to the existing building on the Premises (the "Expansion").

     1.2 Prior to commencement of construction of the Expansion, Tenant shall provide to Landlord, each in form and substance acceptable to Landlord: (i) the plans and specifications, (ii) a construction contract which shall provide, among other things, that any change orders, including any reallocations of any line items in the budget, in excess of E50,000 individually or E250,000 in the aggregate shall require the prior written consent of Landlord, (iii) an architect's agreement, (iii) all required municipal approvals, (iv) a building permit, (v) a budget confirming that the total cost of the Expansion will not exceed E7,000,000, (vi) a survey that confirms that the Expansion will be within the property lines of the Land, and (vii) a valuation prepared by a valuer acceptable to Landlord demonstrating that the Expansion will increase the value of the Premises, and (viii) such other items as Landlord or Lender may reasonably request. Landlord shall cooperate with Tenant in order for Tenant to obtain the municipal approvals and building permits required hereunder. Notwithstanding anything to the contrary contained in this Clause 1.2, change orders may not increase the Expansion Purchase Price or result in the decrease in size of the Expansion.

     1.3 Prior to disbursement by Landlord to Tenant of the Expansion Purchase price Landlord shall have received each of the following items in form and substance acceptable to Landlord: (i) a copy of a final certificate of occupancy from the applicable governmental authority with respect to the Expansion, (ii) copies or other evidence satisfactory to Landlord of all warrantees issued with respect to the Expansion enforceable by Landlord, (iii) a copy of an updated cadastral map of the Premises, including the Expansion, (iv) excerpt from the land registry evidencing that no mechanic's liens have been filed against the Premises, (v) a copy of a certificate from the architect and contractor and a report from Landlord's construction consultant each confirming that the Expansion has been built in a good and workman-like manner in accordance with the previously approved plans and specifications and in compliance with all applicable laws, (vi) copies of the as-built plans and specifications certified by the architect and contractor, (vii) an amendment to the Lease that shall provide for (A) increase of the annual Basic Rent by an amount equal to the product of the Expansion Purchase Price multiplied by the 10-year Euroswap as of the date of funding plus 437 basis points, and (B) an extension of the Expiration Date of the initial Term to fifteen (15) years from the date that Landlord pays to Tenant the Expansion Purchase Price (as defined below) and Expiration Date, and (viii) such other items as Landlord may reasonably request, including any items reasonably required by Lender.

     1.4 Nothing contained in this Schedule 6 shall be construed to modify Clause 9.3 (Alterations and Additions), including the requirement for Landlord's consent thereto, and, in all events, the Expansion shall be subject to the terms of this Lease.

     1.5 For purposes of this Schedule 6, the term "Material Adverse Change" shall mean a material adverse change in (A) the business, property or financial condition of Tenant ; (B) the ability of Tenant to perform and comply with any of its obligations under this Lease, (C) the ability of Tenant to comply with any of its obligations under any credit agreement or significant contract to which it is a party; or (D) the validity, legality or enforceability of this Lease.

EXECUTION OF LEASE AGREEMENT:

THE LANDLORD

SIGNED by Jeffrey  S. Lefleur,         )
Director,                              )
duly authorised for and on behalf of   )
TECH LANDLORD (GER) QRS 16-145,        )
INC.                                   )

ADDRESS:                c/o W.P. Carey & Co. LLC
                        50 Rockefeller Plaza, 2nd
                        Floor New York, NY 10020,
                        U.S.A.

FACSIMILE NO:           +1 212 492 8922

FOR THE ATTENTION OF:   Director, Asset Management

THE TENANT

SIGNED by                              )
duly authorised for and on behalf of   )
ACTEBIS PEACOCK GMBH & CO. KG,         )

ADDRESS:                Lange Wende 41/43
                        D-59494 Soest, Germany

FACSIMILE NO:           +49 (0)2921 99 33 99

FOR THE ATTENTION OF:   Managing Director Klaus Hellmich